Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
ROCKY BRANDS, INC. REPORTS THIRD QUARTER REVENUES AND EARNINGS
— Company Reiterates Fiscal 2006 Guidance —
NELSONVILLE, Ohio, November 6, 2006 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for the third quarter ended September 30, 2006.
For the three months ended September 30, 2006, net sales were $78.1 million compared to $94.1 million for the corresponding period a year ago. Net income was $4.2 million versus net income of $6.5 million and diluted earnings per share was $0.76 versus $1.15 last year. Net income for the third quarter of fiscal 2006 includes approximately $0.1 million in stock compensation expense required by current accounting standards compared with no stock compensation expense in the third quarter of fiscal 2005.
Mike Brooks, Chairman and Chief Executive Officer of Rocky Brands, stated, “Our year-over-year comparisons reflect the ongoing challenges in our outdoor segment and a slowdown in our fashion-oriented western footwear business, coupled with minimal footwear sales to the military. While we are clearly disappointed with our overall performance in 2006, we continue to be optimistic about the future prospects for our entire portfolio of brands. We are committed to enhancing our operating platform in order to reinvigorate our top-line results and drive long-term profitable growth. Our entire organization is focused on improving our position in the marketplace and returning increased value to our shareholders.”
Third Quarter Results
Net sales for the third quarter decreased 17.0% to $78.1 million compared to $94.1 million a year ago. The decrease in sales is attributable to weaker than expected results in outdoor footwear and apparel, a slowdown in sales of our western footwear, and a decline in footwear sales to the military, which were $0.2 million in the third quarter compared to $9.4 million in the third quarter of 2005.
Gross profit in the third quarter of 2006 was $32.1 million, or 41.1% of sales, compared to $34.1 million or 36.2% of sales, for the same period last year. The 490 basis point increase in gross margin was primarily due to the decrease in shipments to the U.S. military in the third quarter of 2006 compared to the third quarter of 2005. Military boots are sold at lower gross margins than branded products.
Selling, general and administrative (SG&A) expenses were $22.6 million, or 28.9% of sales for the third quarter of 2006 compared to $21.8 million, or 23.2% of sales, a year ago. The increase of $0.8 million is the result of a shift in the timing of certain advertising and professional expenses.
Income from operations was $9.5 million or 12.2% of net sales, compared to income from operations of $12.3 million or 13.0% of net sales in the prior year.

Funded Debt and Interest Expense
Funded debt at September 30, 2006 was $127.3 million versus $127.5 million at September 30, 2005. Interest expense increased to $2.9 million for the third quarter of 2006, versus $2.5 million for same period last year, primarily due to higher interest rates than a year ago.
Inventory
Inventory increased to $87.7 million at September 30, 2006 compared with $77.3 million on the same date a year ago.
Outlook
Rocky Brands remains comfortable with its previously issued guidance for net sales of approximately $265 million for the year ended December 31, 2006. If the Company achieves net sales of at least $265 million for fiscal 2006, then net earnings are anticipated to be approximately $1.25 per diluted share for the year ended December 31, 2006, including a non-cash charge of approximately $0.07 per share related to stock options expensing.
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future prospects for the Company’s entire portfolio of brands, commitment to enhancing the Company’s operating platform, focus on improving the Company’s position in the marketplace and returning increased value to the Company’s shareholders, and expected net sales and expected earnings per share (paragraphs 3 and 10). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 (filed March 16, 2006), quarterly report on Form 10-Q for the quarter ended March 31, 2006 (filed May 10, 2006), and quarterly report on Form 10-Q for the quarter ended June 30, 2006 (filed August 9, 2006). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2006		September 30, 2005
	Unaudited	December 31, 2005	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,327,977	$1,608,680	$2,050,120
Trade receivables — net	81,054,978	61,746,865	83,711,308
Other receivables	987,939	2,455,885	1,629,606
Inventories	87,710,315	75,386,732	77,322,005
Deferred income taxes	133,783	133,783	1,297,850
Income tax receivable	10,873	1,346,820	—
Prepaid expenses	2,320,048	1,497,411	1,339,103

Total current assets	174,545,913	144,176,176	167,349,992
FIXED ASSETS — net	24,245,710	24,342,250	23,690,488
DEFERRED PENSION ASSET	1,563,639	2,117,352	1,347,824
IDENTIFIED INTANGIBLES & GOODWILL	62,844,903	62,284,465	67,737,189
OTHER ASSETS	2,815,654	3,214,131	4,072,999

TOTAL ASSETS	$266,015,819	$236,134,374	$264,198,492

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$16,290,173	$12,721,214	$13,242,936
Current maturities — long term debt	7,282,374	6,400,416	6,389,559
Accrued expenses:
Income Taxes	—	—	3,222,774
Taxes — other	255,598	603,435	596,460
Other	3,606,520	5,173,442	5,373,305

Total current liabilities	27,434,665	24,898,507	28,825,034
LONG TERM DEBT — less current maturities	120,040,154	98,972,190	121,111,944
DEFERRED INCOME TAXES	13,477,939	12,567,208	18,527,196
DEFERRED LIABILITIES	379,144	603,347	1,472,442

TOTAL LIABILITIES	161,331,902	137,041,252	169,936,616
SHAREHOLDERS’ EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding September 30, 2006 — 5,405,098; December 31, 2005 — 5,351,023; September 30, 2005 — 5,295,845	52,723,651	52,030,013	50,694,385

Accumulated other comprehensive loss	—	—	(889,564)
Retained earnings	51,960,266	47,063,109	44,457,055

Total shareholders’ equity	104,683,917	99,093,122	94,261,876

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$266,015,819	$236,134,374	$264,198,492

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

NET SALES	$78,114,725	$94,087,786	$192,937,394	$221,105,507

COST OF GOODS SOLD	45,998,535	60,014,309	111,831,955	137,100,919

GROSS MARGIN	32,116,190	34,073,477	81,105,439	84,004,588

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,606,038	21,820,251	65,166,515	61,966,723

INCOME FROM OPERATIONS	9,510,152	12,253,226	15,938,924	22,037,865

OTHER INCOME AND (EXPENSES):
Interest expense	(2,883,656)	(2,523,143)	(8,295,285)	(6,517,313)
Other — net	73,056	130,958	131,518	248,597

Total other — net	(2,810,600)	(2,392,185)	(8,163,767)	(6,268,716)

INCOME BEFORE INCOME TAXES	6,699,552	9,861,041	7,775,157	15,769,149

INCOME TAX EXPENSE	2,480,000	3,352,605	2,878,000	5,361,364

NET INCOME	$4,219,552	$6,508,436	$4,897,157	$10,407,785

NET INCOME PER SHARE
Basic	$0.78	$1.23	$0.91	$1.99
Diluted	$0.76	$1.15	$0.88	$1.86

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,400,647	5,289,736	5,386,254	5,232,964

Diluted	5,553,028	5,646,161	5,588,616	5,585,224